Exhibit 99.1

Tribune Publishing Special Committee Determines Revised, Non-Binding Proposal From Stewart Bainum and Hansjörg Wyss Would Reasonably Be Expected to Lead to a “Superior Proposal”

Definitive Binding Merger Agreement With Alden Global Capital Remains in Place

CHICAGO, April 5, 2021 -- Tribune Publishing Company (NASDAQ:TPCO) (“Tribune” or the “Company”) today announced that the special committee of its Board of Directors, in consultation with its legal and financial advisors, has determined that a revised, non-binding proposal from Newslight, LLC (“Newslight”), an entity jointly owned by Stewart Bainum (“Mr. Bainum”) and Hansjörg Wyss (“Mr. Wyss”), dated April 1, 2021, to acquire all of the outstanding shares of Tribune common stock for $18.50 per share in cash would reasonably be expected to lead to a “Superior Proposal” as defined in Tribune’s merger agreement with affiliates of Alden Global Capital LLC (“Alden”) (the “Alden Merger Agreement”). The acquisition proposal from Newslight is fully financed by equity commitments from Mr. Bainum and Mr. Wyss, and remains subject to certain conditions, including completion of due diligence and negotiation of definitive documentation.

The special committee’s determination allows Tribune to engage in discussions and negotiations with, and provide diligence information to, Newslight and its principals in connection with their proposal, but does not allow Tribune to terminate the Alden Merger Agreement or enter into any merger agreement with Newslight, Mr. Bainum or Mr. Wyss.

The special committee, in consultation with its legal and financial advisors, will carefully consider the outcome of its discussions with Newslight and its principals in order to determine the course of action that is in the best interest of Tribune and its stockholders, subject to the terms of the Alden Merger Agreement. There can be no assurance that the discussions with Newslight and its principals will result in a binding proposal, that the special committee will determine that any such proposal constitutes a “Superior Proposal” or that a transaction with Newslight will be approved or consummated on any particular terms or at all.

On February 16, 2021, Tribune and Alden announced that they had entered into the Alden Merger Agreement, under which Alden will acquire all of the outstanding shares of Tribune common stock not currently owned by Alden for $17.25 per share in cash. Alden currently owns 11,554,306 shares of Tribune common stock, representing 31.6% of the Company’s outstanding shares. The Alden Merger Agreement remains in full force and effect, and the Tribune Board has not determined that Newslight’s proposal in fact constitutes a “Superior Proposal.” Accordingly, the Tribune Board continues to recommend, and has not withdrawn, qualified or otherwise modified its recommendation, that stockholders of Tribune vote in favor of the approval of the Alden Merger Agreement.

Tribune stockholders do not need to take any action at this time.

Lazard is serving as financial advisor to the special committee, and Davis Polk & Wardwell LLP is serving as the special committee’s legal advisor.

About Tribune Publishing Company

Tribune Publishing Company (NASDAQ: TPCO) is a media company rooted in award-winning journalism. Headquartered in Chicago, Tribune Publishing operates local media businesses in eight markets with titles including the Chicago Tribune, New York Daily News, The Baltimore Sun, Hartford Courant, South Florida's Sun Sentinel and Orlando Sentinel, Virginia’s Daily Press and The Virginian-Pilot, and The Morning Call of Lehigh Valley, Pennsylvania. In addition to award-winning local media businesses, Tribune Publishing operates Tribune Content Agency and TheDailyMeal.com.

Our brands are committed to informing, inspiring and engaging local communities. We create and distribute content across our media portfolio and offer integrated marketing, media, and business services to consumers and advertisers, including digital solutions and advertising opportunities.

Important Information For Investors And Stockholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed transaction between Tribune Publishing Company (“Tribune”) and Tribune Enterprises, LLC (“Acquiror”). In connection with this proposed transaction, Tribune filed a Schedule 13e-3 transaction statement and a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on March 23, 2021. This communication is not a substitute for any proxy statement or other document Tribune has filed or may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF TRIBUNE ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of Tribune as applicable. Investors and security holders are able to obtain free copies of the preliminary proxy statement and will be able to obtain other documents (if and when available) filed with the SEC by Tribune through the website maintained by the SEC at http://www.sec.gov. Copies of the preliminary proxy statement and other documents (if and when available) filed with the SEC by Tribune can be obtained free of charge on Tribune’s internet website at https://investor.tribpub.com or by contacting Tribune’s primary investor relation’s contact by email at abullis@tribpub.com or by phone at 312-222-2102.

Participants in Solicitation

Tribune, Acquiror, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Tribune is set forth in its Annual Report on Form 10-K for the fiscal year ended December 29, 2019, which was filed with the SEC on March 11, 2020, its proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on April 7, 2020, certain of its Quarterly Reports on Form 10-Q and certain of its Current Reports filed on Form 8-K.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the preliminary proxy statement and will be contained in other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

This communication includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “may,” “will,” “could,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “future,” “potential,” “intend,” “plan,” “assume,” “believe,” “forecast,” “look,” “build,” “focus,” “create,” “work” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements.

These forward-looking statements involve many risks and uncertainties about Tribune and Acquiror that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, failure to obtain the required vote of the Company’s stockholders; the timing to consummate the proposed transaction; the risk that a condition of closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of Tribune; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Tribune to retain customers and retain and hire key personnel and maintain relationships with its suppliers and customers. These forward-looking statements speak only as of the date of this communication, and Tribune expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Tribune’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Tribune, including the most recent Forms 10-K and 10-Q for additional information about Tribune and about the risks and uncertainties related to the business of Tribune which may affect the statements made in this presentation.

Contacts:

Tribune:

Investor Relations:

Amy Bullis

312.222.2102

abullis@tribpub.com

Media:

Max Reinsdorf

847.867.6294

mreinsdorf@tribpub.com